Exhibit 99.1

Arrow Electronics Posts Fourth Quarter Results

     MELVILLE, N.Y.--(BUSINESS WIRE)--Feb. 20, 2003--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2002 net income from continuing operations of $8.9 million ($.09 per share) on sales of $1.89 billion, compared with net income from continuing operations of $6.5 million ($.07 per share) on sales of $2.02 billion in last year's fourth quarter. During the fourth quarter, the company repurchased $79 million of its 8.2% senior notes due to mature in the fourth quarter of 2003. As a result, the company incurred an extraordinary charge of $1.3 million net of taxes ($.01 per share). Including the extraordinary charge, the company reported net income of $7.6 million ($.08 per share) in the fourth quarter of 2002. In the second quarter of 2002, the company sold its Gates/Arrow commodity computer products business, the sale of which has been accounted for as a discontinued operation. Included in last year's fourth quarter results was $.2 million of net income from discontinued operations. Including the net income from discontinued operations, net income in the fourth quarter of 2001 was $6.6 million.
     In accordance with Statement of Financial Accounting Standards No. 142, the company's 2002 results no longer reflect the amortization of goodwill. If last year's fourth quarter results were restated to reflect the elimination of goodwill amortization, earnings would have increased by approximately $.11 per share.
     Worldwide computer products sales from continuing operations totaled $573.7 million, 15.7% ahead of the third quarter and 6.1% below the prior year. Operating income from continuing computer products activities, as a percentage of sales, was 4.1%.
     "We are very pleased by the performance of our North American computer products businesses, whose strategy of focusing on the mid-range product offerings of IBM, H-P, and Sun has generated earnings at record levels," said Daniel W. Duval, Chairman of the Board of Arrow. "Operating income for the mid-range businesses in the seasonally strong fourth quarter was in excess of 5% of sales, while sales of these businesses were 22% ahead of the third quarter and 11% over the prior year."
     Worldwide components revenue of $1.32 billion was flat with the third quarter, but down 6.6% from the prior year's fourth quarter. Operating income for the quarter was 3% of sales.
     "Business activity levels in our North American components businesses slowed in the back half of December," said Mr. Duval, "but the fourth quarter was the best of the year for our Asia/Pac business, with sales of core components rising 15% over the third quarter. Although Europe remains a difficult market, our European businesses remain among our most profitable."
     The Hart-Scott-Rodino waiting period has expired and the company expects to complete its previously-announced acquisition of the Industrial Electronics Distribution (IED) business of Pioneer-Standard at the end of February. The company remains confident that it will achieve at least $60 million in annual cost savings from the combination of IED and its own North American components businesses and that this acquisition will add at least $.20 per share to earnings in the first full year following the combination (even assuming sales attrition of as much as 20% to 25%).
     The company noted that it generated $65 million in free cash flow during the quarter, bringing the total generated during the past eight quarters to over $2.2 billion. Cash and short-term investments at the end of the fourth quarter exceeded $690 million. The company expects to use an estimated $285 million to fund the purchase of Pioneer's IED business.
     Recently, the company has taken a series of additional steps to make its organizational structure, systems, and processes in North America more efficient, the net result of which will be to reduce its cost structure by at least $40 million annually. The majority of the financial impact of these actions will be reflected in the company's results in the second quarter. The company will record a related special restructuring charge of $12 to $15 million, before taxes, in its first quarter results.

     Full Year Results

     Arrow's net income from continuing operations for 2002 was $12.1 million ($.12 per share) on sales of $7.4 billion.

     During 2002 the company repurchased $398.2 million of senior notes due to mature in the fourth quarter of 2003. As a result, the company incurred an extraordinary charge of $12.9 million net of taxes ($.13 per share).
     Also in 2002, the company recorded a charge of $5.4 million ($3.2 million net of taxes or $.03 per share) of severance costs associated with the resignation of the company's former chief executive officer in June 2002.
     In May 2002 the company sold its Gates/Arrow commodity computer products business. As the company has exited the commodity computer products business, this business is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, its results have been included in the consolidated statement of operations as a single line item and all prior period information has been restated to reflect this presentation. Included in the twelve month results for 2002 is a net loss of $5.9 million ($.06 per share) related to the discontinued operation.
     The company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. In accordance with the transitional rules of this pronouncement, the company completed its evaluation of the carrying value of goodwill and determined that the carrying value exceeded the fair value in certain instances. As a result of this new pronouncement, the company recorded an impairment charge of $603.7 million ($6.05 and $5.97 per share on a basic and diluted basis, respectively), which has been recorded as a cumulative effect of change in accounting principle.
     The net loss for the year ended December 31, 2002, including the aforementioned items, was $610.5 million ($6.12 and $6.04 per share on a basic and diluted basis, respectively).
     Arrow's net loss from continuing operations for 2001 was $75.6 million ($.77 per share on a basic and diluted basis) on sales of $9.49 billion.
     Included in 2001's results were restructuring costs and other special charges of $227.6 million ($145.1 million net of taxes or $1.47 per share) associated with headcount reductions, the consolidation or closing of certain facilities, valuation adjustments to inventory and Internet investments, and the termination of certain customer engagements. Also included was an integration charge of $9.4 million ($5.7 million net of taxes or $.06 per share) related to costs incurred in connection with the acquisition and integration of Wyle Electronics. Excluding the restructuring costs and other special charges and the integration charge, net income from continuing operations for 2001 would have been $75.2 million, $.77, and $.75 per share on a basic and diluted basis, respectively. Also included in last year's results was net income of $1.8 million related to discontinued operations. Including the results of the discontinued operation, the net loss and net loss per share in 2001 were $73.8 million and $.75 per share on a basic and diluted basis.
     As previously mentioned, the company's results no longer reflect the amortization of goodwill. If last year's results were restated to reflect the elimination of goodwill amortization, earnings per share would have increased by approximately $.42 per share.
     Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 175,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 200 sales facilities and 23 distribution centers in 40 countries. Detailed information about Arrow's operations can be found at www.arrow.com.

    CONTACT: Arrow Electronics, Inc., Melville
             Robert E. Klatell,  631/847-1830
             Eileen M. O'Connor, 631/847-5740

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but are not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.


                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------  ----------------------
                          2002        2001       2002(A)     2001(B)
                          ----        ----       -------     -------

Sales                  $1,890,959  $2,020,899  $7,390,154  $9,487,292
Costs and expenses:
  Cost of products sold 1,574,128   1,686,886   6,130,581   8,004,657
  Selling, general and
   administrative
   expenses               256,569     251,594   1,020,527   1,125,099
  Depreciation and
   amortization            15,641      31,159      66,141     118,344
  Restructuring costs
   and other
   special charges              -           -           -      77,147
  Severance charge              -           -       5,375           -
  Integration charge            -           -           -       9,375
                       ----------   ---------  ----------  ----------
                        1,846,338   1,969,639   7,222,624   9,334,622
                       ----------   ---------  ----------  ----------

Operating income           44,621      51,260     167,530     152,670

Equity in earnings
 (loss) of affiliated
 companies                    641       1,130       2,607      (1,203)

Loss on investments             -           -           -      53,000

Interest expense           32,145      41,794     152,590     210,561
                       ----------   ---------  ----------  ----------

Earnings (loss) before
 income taxes and
 minority interest         13,117      10,596      17,547    (112,094)

Provision for (benefit
 from) income taxes         4,591       4,577       6,166     (35,228)
                       ----------   ---------  ----------  ----------

Earnings (loss) before
 minority interest          8,526       6,019      11,381     (76,866)

Minority interest            (376)       (435)       (706)     (1,279)
                       ----------   ---------  ----------  ----------

Earnings (loss) from
 continuing operations      8,902       6,454      12,087     (75,587)

Income (loss) from
 discontinued
 operations, net of
 taxes (including
 loss from disposal
 of $6,120, net of
 tax benefit of
 $4,114, in 2002)(C)            -         175      (5,911)      1,761
                       ----------   ---------  ----------  ----------

Earnings (loss) before
 extraordinary item         8,902       6,629       6,176     (73,826)

Extraordinary item,
 net of taxes (D)          (1,308)          -     (12,949)          -
                       ----------   ---------  ----------  ----------

Income (loss) before
 cumulative effect
 of change in
 accounting
 principle                  7,594       6,629      (6,773)    (73,826)

Cumulative effect of
 change in accounting
 principle (E)                  -           -    (603,709)          -
                       ----------   ---------  ----------  ----------

Net income (loss)      $    7,594  $    6,629  $ (610,482) $  (73,826)
                       ==========   =========  ==========  ==========




                       ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                                Three Months Ended      Year Ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                    2002      2001    2002(A)  2001(B)
                                    ----      ----    -------  -------
Net income (loss) per basic share:
  Income (loss) from continuing
   operations                   $    .09  $    .07  $    .12  $  (.77)
  Income (loss) from
   discontinued operations             -         -      (.06)     .02
  Loss from extraordinary item      (.01)        -      (.13)       -
  Cumulative effect of change
   in accounting
   principle                           -         -     (6.05)       -
                                --------  --------  --------  -------
  Net income (loss) per basic
   share                        $    .08  $    .07  $  (6.12) $  (.75)
                                ========  ========  ========  =======

Net income (loss) per diluted
 share:
  Income (loss) from continuing
   operations                   $    .09  $    .07  $    .12  $  (.77)
  Income (loss) from
   discontinued operations             -         -      (.06)     .02
  Loss from extraordinary item      (.01)        -      (.13)       -
  Cumulative effect of change
   in accounting principle             -         -     (5.97)       -
                                --------  --------  --------  -------
  Net income (loss) per diluted
   share                        $    .08  $    .07  $  (6.04) $  (.75)
                                ========  ========  ========  =======

  Average number of shares
   outstanding:
    Basic                         99,921    99,071    99,786   98,384
    Diluted                      100,441   100,441   101,068   98,384

                      See accompanying footnotes.

                        ARROW ELECTRONICS, INC.
                               FOOTNOTES

    (A) Excluding the severance charge of $5.4 million ($3.2 million net of taxes), net income and net income per share from continuing operations would have been $15.3 million and $.15 on a basic and diluted basis, respectively, for the year ended December 31, 2002.

    (B) Excluding the restructuring costs and other special charges totaling $227.6 million ($145.1 million net of taxes) and the integration charge of $9.4 million ($5.7 million net of taxes), net income and net income per share from continuing operations would have been $75.2 million, $.77, and $.75 on a basic and diluted basis, respectively, for the year ended December 31, 2001.

    (C) In May 2002, the company sold substantially all of the assets of Gates/Arrow Distributing ("Gates/Arrow"), a business unit within the company's North American Computer Product Group that sells commodity computer products such as printers, monitors, other peripherals, and software to value-added resellers in North America. This business is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, its results have been included in the consolidated statement of operations as a single line item and all prior period information has been restated to reflect this presentation. Included in the year end results for 2002 is a net loss of $5.9 million ($.06 per share on a basic and diluted basis), reflecting the results of the discontinued operation and the related loss on its sale.

    (D) During 2002, the company repurchased $250 million of its 6.45% senior notes and $148.2 million of its 8.20% senior notes, due in the fourth quarter of 2003. The premiums paid in connection with those transactions and the related deferred financing costs and discounts totaled $12.9 million, net of taxes ($.13 per share on a basic and diluted basis), and have been recorded as an extraordinary item.

    (E) The company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. As a result of the evaluation process, the company recorded an impairment charge of $603.7 million ($6.05 and $5.97 per share on a basic and diluted basis, respectively). The company has recorded the impairment charge as a cumulative effect of a change in accounting principle.




                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                             December 31, December 31,
                                                 2002        2001
                                             ------------ ------------
   Assets

   Current assets:
     Cash and short-term investments           $  694,092  $  556,861
     Accounts receivable, net                   1,378,562   1,389,882
     Inventories                                1,201,271   1,372,797
     Other                                         59,810      52,892
     Assets from discontinued operations                -      98,954
                                               ----------  ----------
   Total current assets                         3,333,735   3,471,386

   Property, plant and equipment, net             299,518     301,195
   Investments in affiliated companies             32,527      32,917
   Cost in excess of net assets of companies
    acquired, net of amortization                 748,368   1,224,283
   Other assets                                   253,457     326,024
   Assets from discontinued operations                  -       3,179
                                               ----------  ----------
                                               $4,667,605  $5,358,984
                                               ==========  ==========

   Liabilities and Shareholders' Equity

   Current liabilities:
     Accounts payable                          $  917,271  $  641,454
     Accrued expenses                             258,774     342,670
     Short-term borrowings                        286,348      37,289
     Liabilities from discontinued operations           -      25,572
                                               ----------  ----------

   Total current liabilities                    1,462,393   1,046,985

   Long-term debt                               1,807,113   2,441,983
   Other                                          162,850     103,555
   Shareholders' equity                         1,235,249   1,766,461
                                               ----------  ----------

                                               $4,667,605  $5,358,984
                                               ==========  ==========



                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                        ---------------------  -----------------------
                           2002        2001      2002(A)     2001(B)
                           ----        ----      -------     -------
   Sales:
    Components         $1,317,213  $1,409,903  $5,322,196  $7,153,171
    Computer products     573,746     610,996   2,067,958   2,334,121
                       ----------  ----------  ----------  ----------
     Consolidated      $1,890,959  $2,020,899  $7,390,154  $9,487,292
                       ==========  ==========  ==========  ==========


   Operating income:
    Components         $   39,331  $   60,592  $  183,680  $  415,966
    Computer products      23,610      20,585      58,501      43,912
    Corporate             (18,320)    (29,917)    (74,651)   (307,208)
                       ----------  ----------  ----------  ----------
     Consolidated      $   44,621  $   51,260  $  167,530  $  152,670
                       ==========  ==========  ==========  ==========

    (A) Excluding the severance charge of $5.4 million, operating income would have been $172.9 million for the year ended
        December 31, 2002.

    (B) Excluding the restructuring costs and other special charges of $227.6 million ($174.6 million in operating income) and the integration charge of $9.4 million, operating income would have been $336.7 million for the year ended December 31, 2001.

     The company has redefined certain of its reportable segments. The prior periods have been restated for comparative purposes.